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Exhibit 10.45.4

THIRD AMENDMENT TO INCENTIVE AGREEMENT AND RELEASE

        This THIRD AMENDMENT TO INCENTIVE AGREEMENT AND RELEASE ("Third Amendment") is dated as of November 27, 2001 by and between Ask Jeeves, Inc., a Delaware corporation (the "Company") and Claudio Pinkus, an individual ("Employee"). Capitalized terms used herein but not defined have the definitions set forth in that certain Incentive Agreement dated as of January 2, 2001 by and between the Company and Employee (the "Incentive Agreement").

Recitals

        WHEREAS, the Company and Employee entered into the Incentive Agreement pursuant to which, in part, Employee is to receive the Joint Venture Equity Transfers, each subject to the consent of the Company's joint venture partners;

        WHEREAS, the Company and Employee entered into two Amendments to the Incentive Agreement dated June 18, 2001 and August 30, 2001, respectively whereby the Grant Deadline was extended;

        WHEREAS, the Company and Univision Communications, Inc. ("Univision"), its joint venture partner in Ask Jeeves en Espanõl ("AJEE") are in the process of terminating the joint venture prior to the Joint Venture Equity Transfer relating to AJEE (the "AJEE Equity Transfer");

        WHEREAS, the Company and Employee desire to amend the Incentive Agreement as it relates to the AJEE Equity Transfer upon the terms and conditions set forth in this Third Amendment in lieu of any and all rights to an equity interest in AJEE; and

        WHEREAS, the Company and Employee desire to further extend the Grant Deadline.

        NOW THEREFORE, in consideration of the premises, and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Third Amendment, intending to be legally bound, hereby agree as follows:

        1.    Cash Payment.    In lieu of any and all rights to receive to the AJEE Equity Transfer, upon the dissolution and liquidation of AJEE, Employee shall receive out of the cash distributed to Ask Jeeves International, Inc. ("AJI") or its successor entity, 0.95% of the sum of (a) the total value of the assets, including cash, of AJEE remaining for distribution to the members of AJEE after liquidation and dissolution, plus (b) the value of the advertising credits assigned by AJEE to AJI under that certain Assignment and Assumption Agreement and Amendment to Promotional Services Agreement dated as of October 30, 2001 (the "PSA Amendment"), which for purposes of this Third Amendment shall be deemed to be three million dollars ($3,000,000). Payment shall be made to Employee within two (2) business days after receipt by AJI or any successor entity of a distribution from AJEE.

        2.    Extension of Grant Deadline.    The Grant Deadline as it relates to Ask Jeeves UK and Ask Jeeves Japan shall be extended to January 31, 2002.

        3.    Waiver and Releases.

          (a)    Release of all Claims.    Effective as of the date hereof, and except as to the rights set forth under this Third Amendment, the Company and Employee, on behalf of themselves and, as applicable, each of their predecessors, parents, direct and indirect subsidiaries, and affiliates, and each of their respective officers, employees, directors, stockholders, partners, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, and successors and assigns (the "Releasing Parties"), hereby fully and forever release and discharge one another and, as applicable, each of their respective predecessors, parents, direct and indirect subsidiaries, and affiliates, and each of their respective officers, employees, directors, stockholders, partners, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, and successors and assigns

  (collectively, the "Releasees") from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys' fees, expenses, damages, judgments, orders, and liabilities of whatever kind or nature at law, in equity, or otherwise, whether now known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent and whether or not concealed or hidden, which have existed or may have existed, or which do exist or which hereafter can, shall or may exist, based on any facts, events, or omissions occurring from the beginning of time to the date hereof pertaining to, arising out of, or in connection with, the grant of any equity interest of any nature in AJEE, whether pursuant to the Incentive Agreement, as amended or otherwise.

          (b)    Waiver of Other Claims.    The Releasing Parties hereby acknowledge that there is a possibility that subsequent to the execution of this Third Amendment, they will discover facts or incur or suffer claims which were unknown or unsuspected at the time this Agreement was executed, and which if known by them at that time may have materially affected their decision to execute this Third Amendment. The Releasing Parties acknowledge and agree that by reason of this Third Amendment, and the release contained in the preceding paragraph, they are assuming any risk of such unknown facts and such unknown and unsuspected claims. The Releasing Parties have been advised of the existence of Section 1542 of the California Civil Code, which provides:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

  Notwithstanding such provisions, this release shall constitute a full release in accordance with its terms. The Releasing Parties knowingly and voluntarily WAIVE the provisions of Section 1542, as well as any other statute, law, or rule of similar effect, and acknowledge and agree that this waiver is an essential and material term of this release and the settlement which leads to it, and without such waiver the settlement would not have been accepted. This waiver includes, but is not limited to, a waiver of the right to a claim of fraudulent inducement to enter into this Third Amendment as to such unknown facts and such unknown and unsuspected claims. The Releasing Parties hereby represent that they have been advised by their legal counsel, and that they understand and acknowledge the significance and consequence of this release and of this specific waiver of Section 1542 and other such laws of other jurisdictions.

        4.    No Further Amendments.    Except as expressly amended by this Third Amendment, all other terms of the Incentive Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the date first written above.

ASK JEEVES, INC., Delaware Corporation

By:	/s/ CYNTHIA PEVEHOUSE
Name: Title:

Claudio Pinkus, an individual
/s/ Claudio Pinkus (signature)

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  Exhibit 10.45.4